UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2024

Berry Corporation (bry)

(Exact name of registrant as specified in its charter)

Delaware	001-38606	81-5410470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16000 N. Dallas Parkway, Suite 500

Dallas, Texas 75248

(Address of principal executive offices) (Zip Code)

(661) 616-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BRY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 24, 2024 (the “Closing Date”), Berry Corporation (bry) (the “Company” or “we”) completed a comprehensive refinancing of its existing indebtedness (collectively, the “Transactions”), including (i) entering into an amendment to, and borrowing under, the Term Loan Credit Agreement (as defined below), (ii) entering into the Revolving Credit Agreement (as defined below), (iii) terminating its outstanding obligations under the C&J Facility (as defined below) and the 2021 RBL Facility (as defined below) and (iv) depositing sufficient funds to fully redeem the outstanding 7.000% Senior Notes due 2026 (the “2026 Notes”) of Berry Petroleum Company, LLC, the Company’s wholly-owned subsidiary (“BPC”), on December 26, 2024.

Term Loan Credit Agreement

On the Closing Date, the Company entered into the First Amendment to Credit Agreement (“Term Loan Amendment”) among the Company, as borrower, certain of the Company’s direct and indirect subsidiaries, as guarantors (the “Guarantors”), each of the lenders that is a signatory thereto and Breakwall Credit Management LLC, as administrative agent (the “Term Loan Agent”) and as a letter of credit issuer. The Term Loan Amendment amends the Senior Secured Term Loan Credit Agreement, dated as of November 6, 2024 (as amended by the Term Loan Amendment and as otherwise amended, supplemented or otherwise modified, the “Term Loan Credit Agreement”), among the Company, as borrower, the Guarantors, the lenders party thereto from time to time and the Term Loan Agent, to, among other things, (1) reduce the aggregate commitments under the delayed draw term loan facility under the Term Loan Credit Agreement which remain after the Closing Date to $32 million, which amount is equal to $95 million (the amount of such commitments immediately prior to the entry into the Term Loan Amendment and the Revolving Credit Agreement) less $63 million (the amount of the commitments under the Revolving Credit Agreement on the Closing Date), and (2) extend the availability of the delayed draw term loan facility to two years after the Closing Date. The Company borrowed $450 million under the Term Loan Credit Agreement on the Closing Date, in part, to fund the redemption of the 2026 Notes and to fund a portion of the repayment of the obligations under the 2021 RBL Facility.

The foregoing description of the Term Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Revolving Credit Agreement

On the Closing Date, the Company entered into the Senior Secured Revolving Credit Agreement (as amended, supplemented or otherwise modified, the “Revolving Credit Agreement”) among the Company, the Guarantors, the lenders from time to time party thereto and Texas Capital Bank, as administrative agent (the “Revolving Agent”). The Revolving Credit Agreement provides for a revolving credit facility up to the lesser of (i) the maximum commitments of $500 million, (ii) the then effective Borrowing Base (as defined in the Revolving Credit Agreement), which was equal to $95 million as of the Closing Date, and (iii) the aggregate elected commitment amount, which was equal to $63 million as of the Closing Date. The aggregate commitments under the Revolving Credit Agreement include a $30 million sublimit for the issuance of letters of credit (with borrowing availability being reduced by the face amount of any letters of credit issued under the subfacility).

Loans under the Revolving Credit Agreement mature on December 24, 2027, are available to us for general corporate purposes, including working capital, and are guaranteed by the Guarantors and secured by substantially all of the Company’s and the Guarantors’ assets, subject to permitted liens, and are required to be guaranteed by, and secured with substantially all assets of, certain future wholly-owned subsidiaries of the Company that we may form or acquire.

The Borrowing Base will be redetermined by the lenders at least semi-annually on May 1 and November 1 of each year, beginning May 1, 2025. The amount we are able to borrow with respect to the Borrowing Base is subject to compliance with the financial covenants and other provisions of the Revolving Credit Agreement, including that the Consolidated Cash Balance (as defined in the Revolving Credit Agreement) not exceed $35 million at the time of and after giving effect to such borrowing and the use of proceeds thereof. In addition, the Revolving Credit Agreement provides that if there are any outstanding borrowings thereunder and the Consolidated Cash Balance exceeds $35 million at the end of the last business day of any calendar month, such excess amounts shall be used to prepay borrowings under the Revolving Credit Agreement.

The outstanding borrowings under the Revolving Credit Agreement bear interest at a rate per annum equal to, at our option, either (a) a customary base rate (subject to a floor of 1.00%) plus an applicable margin of 3.50% or (b) a term SOFR reference rate (subject to a floor of 2.00%) plus 0.10% plus an applicable margin of 4.50%. Interest on base rate borrowings is payable quarterly in arrears and interest on term SOFR borrowings accrues in respect of interest periods of one, three or six months, at the election of the borrower, and is payable on the last day of such interest period (or, for interest periods of six months, three months after the commencement of such interest period and at the end of such interest period).

We are subject to certain covenants under the terms of the Revolving Credit Agreement which include, but are not limited to, the maintenance of the following financial covenants: (1) a minimum liquidity of $25 million, tested as of the last day of each calendar month, and (2) commencing with the fiscal quarter ending March 31, 2025, (a) a total net leverage ratio that may not exceed 2.50 to 1.00, tested as of the last day of each fiscal quarter, and (b) an asset coverage ratio that may not be less than 1.30 to 1.00, tested as of the end of each fiscal quarter. The Revolving Credit Agreement also places restrictions on the Borrower, the Guarantors and their subsidiaries with respect to additional indebtedness, liens, dividends and other payments to shareholders, investments, acquisitions, mergers, asset dispositions, transactions with affiliates, hedging transactions, capital expenditures, payment on other debt and other matters. In addition, we are subject to a passive holding company covenant that restricts the Company from owning assets, other than the equity in the Guarantors and the subsidiaries thereof and assets incidental thereto, or placing liens on our assets, other than liens securing the obligations under the Revolving Credit Agreement and the Term Loan Credit Agreement. The Revolving Credit Agreement is subject to customary events of default, including a Change in Control (as defined in the Revolving Credit Agreement).

The foregoing description of the Revolving Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Collateral Agency and Intercreditor Agreement

On the Closing Date, the Company entered into the Collateral Agency and Intercreditor Agreement (as amended, supplemented or otherwise modified, the “Intercreditor Agreement”) among the Company and the Guarantors, as grantors, the Revolving Agent, as first-out representative, the Term Loan Agent, as first lien representative, the other priority representatives from time to time party thereto, the priority secured parties from time to time party thereto and Breakwall Credit Management LLC, as collateral agent (the “Collateral Agent”), which sets forth the terms upon which the Collateral Agent holds the security interests granted to it for the benefit of the Priority Secured Parties (as defined in the Intercreditor Agreement). The Intercreditor Agreement also sets forth the terms upon which the Controlling Representative (as defined in the Intercreditor Agreement) will apply payments amongst the Priority Secured Parties, enforce security interests and release such security interests, both prior to and after any insolvency event.

The foregoing description of the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Intercreditor Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Concurrently with the borrowing under the Term Loan Credit Agreement and using the proceeds thereof, the Company caused to be irrevocably deposited with Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee for the 2026 Notes sufficient funds to fund the full redemption of the outstanding 2026 Notes, at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed, plus accrued and unpaid interest thereon to the Redemption Date (as defined below). Upon the deposit of such funds on the Closing Date, the indenture governing the 2026 Notes was satisfied and discharged with respect to the 2026 Notes in accordance with its terms. As a result of the satisfaction and discharge of the indenture with respect to the 2026 Notes, each of the Company, BPC and certain other direct and indirect subsidiaries of the Company was released on the Closing Date from its obligations under the indenture in respect of the 2026 Notes, except with respect to those provisions of the indenture that, by their terms, survive the satisfaction and discharge of the indenture. The redemption of the 2026 Notes occurred on December 26, 2024 (the “Redemption Date”).

On the Closing Date, in connection with the Transactions, (i) the outstanding obligations under the Revolving Loan and Security Agreement, dated as of August 9, 2022 (as amended, supplemented or otherwise modified, the “C&J Facility”) among Tri Counties Bank, as lender, and C&J Well Services, LLC and CJ Berry Well Services Management, LLC, as borrowers and wholly-owned subsidiaries of the Company, were terminated, and (ii) the outstanding obligations under the Credit Agreement, dated as of August 26, 2021 (as amended, supplemented or otherwise modified, the “2021 RBL Facility”), among BPC, as borrower, the Company, each of the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and as an issuing bank, were terminated, except, in each case, with respect to those provisions that, by their terms, survive such termination.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On December 26, 2024, the Company issued a press release announcing the completion of the Transactions. A copy of the press release is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title or Description

10.1	First Amendment to Credit Agreement, dated as of December 24, 2024, by and among Berry Corporation (bry), each of the guarantors, each of the lenders that is a signatory thereto and Breakwall Credit Management LLC, as administrative agent

10.2	Senior Secured Revolving Credit Agreement, dated as of December 24, 2024, by and among Berry Corporation (bry), as borrower, Texas Capital Bank, as administrative agent and as a letter of credit issuer, the guarantors party thereto from time to time and the lenders party thereto from time to time

10.3	Collateral Agency and Intercreditor Agreement, dated as of December 24, 2024, among the Company, the Guarantors, Texas Capital Bank, as first-out representative, Breakwall Credit Management LLC, as first lien representative, the other priority representatives from time to time party thereto, the priority secured parties from time to time party thereto and Breakwall Credit Management LLC, as collateral agent

99.1	Press Release, dated December 26, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERRY CORPORATION (BRY)

December 26, 2024	By:	/s/ Michael Helm
	Name:	Michael Helm
	Title:	Vice President, Chief Financial Officer and Chief Accounting Officer